Exhibit 10.17


                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT, made effective as of August 8, 2003 ("EFFECTIVE DATE"), by and between Specialized Health Products, Inc., a corporation of the State of Utah, having a place of business at 585 West 500 South, Bountiful, Utah 84010 (hereinafter referred to as "SHPI" or "LICENSOR") and Becton, Dickinson and Company, a corporation of the State of New Jersey, having a place of business at 1 Becton Drive, Franklin Lakes, New Jersey 07417 (hereinafter referred to as "BD" or "LICENSEE"), SHPI and BD being hereinafter sometimes jointly referred to as the "PARTIES".

                                   WITNESSETH:

         WHEREAS, SHPI owns or controls PATENTS and TECHNOLOGY (defined hereinafter) related to components used as needle safety devices for medical needles; and

         WHEREAS, BD desires to obtain and SHPI is willing to grant, certain rights to the PATENTS and the TECHNOLOGY;

         NOW, THEREFORE, in consideration of the promises and mutual covenants made herein and other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by and between the PARTIES as follows:

                                 I. DEFINITIONS

         1.1 AGREEMENT YEAR means each consecutive year measured from the first day of January and ending on the last day of December of such year.

         1.2 ASP or AVERAGE SELLING PRICE means the average price per unit of LICENSED PRODUCT sold by BD during an AGREEMENT YEAR in a particular country to a third party. For LICENSED PRODUCTS that are sold in trays, the ASP shall be the imputed unit value of the LICENSED PRODUCT included in that tray, which value shall be the same as the ASP for the same LICENSED PRODUCT sold as a single sterile unit. **. "Price" means the gross invoice amount of sales of LICENSED PRODUCT, less any returns or credits, rebates, excise, sales, use or value added taxes, cash and trade discounts allowed, import duties and commissions to agents, but without deduction for uncollected amounts. It is understood by the parties that ASP may fluctuate on an annual basis throughout the duration of the Agreement.

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         1.3 SPINAL/EPIDURAL FIELD shall mean the use of the LICENSED PRODUCT with spinal and epidural needles, spinal introducer needle and peripheral block needles. SPINAL/EPIDURAL FIELD shall not include intravascular catheters or catheter introducers.

         1.4 RADIOLOGY/BIOPSY FIELD shall mean the use of LICENSED PRODUCT with radiology and biopsy needles, as set forth in Exhibit 1.4. RADIOLOGY/BIOPSY FIELD shall not include intravascular catheters or catheter introducers.

         1.5 INITIAL AVAILABILITY means the first day of the first QUARTER after the earlier of:

                  i) the first commercial sale of a LICENSED PRODUCT, or

                  ii) the later of ** after 510(k) approval is first received for LICENSED PRODUCT or completion of design verification under Section
         3.1 (c). Approval of the 510(k) shall be deemed first received when the FDA approves LICENSED PRODUCT for use in connection with both a spinal needle and an epidural needle.

         1.6 INVENTION means the inventions disclosed and described in the U.S. patent applications and international patent applications listed in Exhibit 1.6 attached hereto.

         1.7 LICENSED PRODUCT means a needle or introducer, the manufacture, use, import, promotion, offer for sale or sale of which, but for the license granted hereunder, would infringe one or more VALID CLAIMS of a patent within the PATENTS in the country into which such product is sold.

         1.8 NET UNITS means the number of units of the LICENSED PRODUCT sold and shipped by BD to a purchaser.

         1.9 PATENTS means those U.S. patent applications and international patent applications listed in Exhibit 1.3 hereto and those U.S. Patent and international Patents that may issue from or based on (i) those patent applications listed in Exhibit 1.3 attached hereto, (ii) any patent application that may be filed in any country that claims the benefit of the filing date of any of the patents or applications listed in Exhibit 1.3 hereto, (iii) all continuation, continuing prosecution and divisional applications based on any of the aforementioned applications, and (iv) all reissues, reexaminations, renewals and/or extensions thereof.

         1.10 PROTOTYPE shall mean the safety device developed by SHPI and disclosed to BD hereunder.

         1.11 QUARTER means a calendar quarter ending on the last day of March, June, September or December of each calendar year.

         1.12 ROYALTY means any amount payable by LICENSEE in accordance with
Article III any sales of LICENSED PRODUCT within the TERRITORY and any extensions thereof.

         1.13 SUBLICENSEE means any entity selected by BD and approved by SHPI to which BD sublicenses any of its rights hereunder.

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         1.14 TECHNOLOGY means CONFIDENTIAL INFORMATION as defined in Section XI including, where appropriate, all information, technical data or other know-how which relates to the design, development, manufacture, use or sale of the LICENSED PRODUCT (including but not limited to medical uses and methods, product forms, specifications and manufacturing data) which SHPI owns or controls, and which SHPI discloses and furnishes to LICENSEE hereunder.

         1.15 TERRITORY means the world.

         1.16 VALID CLAIM shall mean (a) a claim of an issued PATENT that has not lapsed or become abandoned and that has not been declared invalid or unenforceable by an unappealed or unappealable decision or judgment of a court of competent jurisdiction and/or (b) a pending claim of any pending patent application included within the definition of PATENTS.

         1.17 AFFILIATE means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with a PARTY. As used in this paragraph, "control" means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management policies of such non-corporate entities. Unless otherwise specified, the term BD and LICENSEE as used in this Agreement includes Becton, Dickinson and Company and its AFFILIATES.

         1.18 **.

                              II. GRANT OF LICENSE


         2.1 SHPI hereby grants to LICENSEE, subject to the terms and conditions set forth herein, an exclusive, world-wide right and license under the PATENTS in the SPINAL/EPIDURAL FIELD to make, have made, use, promote, offer for sale, sell and import LICENSED PRODUCT in the TERRITORY.

         2.2 SHPI hereby grants to LICENSEE the right to sublicense the PATENTS in the SPINAL/EPIDURAL FIELD to one or more SUBLICENSEES upon LICENSOR's prior approval, which approval shall not be unreasonably withheld. SHPI agrees not to sell, license or grant rights to PATENTS for the SPINAL/EPIDURAL FIELD to third parties. Further, SHPI agrees to expressly exclude the field of spinal introducer needles from any licenses to third parties. Notwithstanding, SHPI disclaims any obligation to ensure that products sold, licensed or to which any rights are granted to third parties are not used as spinal introducer needles.

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         2.3 SHPI hereby grants to LICENSEE, subject to the terms and conditions set forth herein, a non-exclusive, world-wide right and license under the PATENTS in the RADIOLOGY/BIOPSY FIELD to make, have made, use, promote, offer for sale, sell and import LICENSED PRODUCT in the TERRITORY.

         2.4 Subject to the reversion set forth in Section 5.2, 5.3 and 5.5, SHPI grants to BD a fully paid up, non-exclusive license to the TECHNOLOGY in the SPINAL/EPIDURAL FIELD and RADIOLOGY/BIOPSY FIELD. Such grant of license to the TECHNOLOGY shall not be deemed to be a grant of right to the PATENTS or any other patents owned or controlled by SHPI. Rather, the grant of such license to the TECHNOLOGY in the SPINAL/EPIDURAL FIELD and RADIOLOGY/BIOPSY FIELD shall be subject to any rights to PATENTS, or other patents owned or controlled by SHPI.

                                 III. PAYMENTS

         3.1 In consideration of the license and rights granted by SHPI to LICENSEE to the TECHNOLOGY hereunder, LICENSEE shall pay SHPI:

                  a) ** Dollars ($**) within thirty (30) days of the EFFECTIVE DATE;

                  b) ** Dollars ($**) upon approval of the first device 510(k) application, received from the Food and Drug Administration relating to LICENSED PRODUCT;

                  c) ** Dollars ($**) upon completion of design verification, including production-quality parts, stampings, molding, and assembly performance (that is, the end of design and development phase); and

                  d) ** Dollars ($**) upon INITIAL AVAILABLITY.

         3.2 LICENSEE shall pay SHPI an annual royalty payment as follows:

                  a) for each unit of LICENSED PRODUCT sold by BD and its Sublicensees in the United States ("U.S.") and Canada, an annual royalty payment in the amount of ** percent (**%) on average selling price (ASP);

                  b) for each unit of LICENSED PRODUCT sold by BD and its Sublicensees in any region outside the United States ("U.S.") and Canada, an annual royalty payment in the amount of ** percent (**%) on ASP; and

                  c) for each unit of LICENSED PRODUCT which is sold by BD and its Sublicensees in any region in which there is no VALID CLAIM, but which is made in a region in which there is a VALID CLAIM, an annual royalty payment in the amount of ** percent (**%) on ASP.

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         3.3 In the event a VALID CLAIM is not allowed within five (5) years of the EFFECTIVE DATE, BD may elect to terminate this Agreement. Alternatively, BD, at its sole discretion, may elect to continue under the Agreement. If BD elects to continue under the Agreement, the annual royalty payment shall be reduced until such time a VALID CLAIM is allowed as follows:

                  a) for each unit of LICENSED PRODUCT sold by BD and its Sublicensees in the United States ("U.S.") and Canada, an annual royalty payment in the amount of ** percent (**%) on average selling price (ASP); and

                  b) for each unit of LICENSED PRODUCT sold by BD and its Sublicensees in any country outside the United States ("U.S.") and Canada, an annual royalty payment in the amount of ** percent (**) on ASP; and

                  c) for each unit of LICENSED PRODUCT which is sold by BD and its Sublicensees in any region in which there is no VALID CLAIM, but which is made in region in which there is a VALID CLAIM, an annual royalty payment in the amount of ** percent (**%) on ASP.

         3.4 BD shall deliver to SHPI written reports of Net Sales of LICENSED PRODUCT for the QUARTER in which the LICENSED PRODUCT was sold, on or before the forty-fifth (45th) day following the last day of the QUARTER. Such reports shall include a calculation of the royalties due and be accompanied by any payment due pursuant to Section 3.2, Section 3.3 and/or Section 3.5.

         3.5A In any one year period prior to an anniversary of the INITIAL AVAILABILITY in which the royalty that is required in Section 3.2 or 3.3 does not meet or exceed the amount of the minimum royalty due under this Section, BD shall, with the payment made for that year, pay an amount ("INCREMENTAL PAYMENT") as additional royalty sufficient to bring the total royalties payable for such year up to an amount equal to the minimum royalty required hereby. Any payments pursuant to this Section shall be made within sixty (60) days of the date the payment is due. Specifically, BD shall have the following minimum annual royalty obligations:

                  a) For the first year after INITIAL AVAILABILITY, the minimum annual royalty shall be the royalty that would have been due if BD had sold ** units of LICENSED PRODUCT in the United States during that period. If BD sells ** units or more of LICENSED PRODUCT during that period, the ASP used to calculate the minimum annual royalty shall be the ASP for the units of LICENSED PRODUCT actually sold by BD during this period. If BD sells less than ** units of LICENSED PRODUCT during

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         that period, the ASP shall be $** US per unit of LICENSED PRODUCT. For purposes of clarity, in the instance that BD sells no units of LICENSED PRODUCT during this period, the minimum annual royalty shall be $**;


                  b) For the second year after INITIAL AVAILABILITY, the minimum annual royalty shall be the royalty that would have been due if BD had sold ** units of LICENSED PRODUCT in the United States during that period. If BD sells ** units or more of LICENSED PRODUCT during that period, the ASP used to calculate the minimum annual royalty shall be the ASP for the units of LICENSED PRODUCT actually sold by BD during this period. If BD sells less than ** units of LICENSED PRODUCT during that period, the ASP shall be $** US per unit. For purposes of clarity, in the instance that BD sells no units of LICENSED PRODUCT during this period, the minimum annual royalty shall be $**; and

                  c) For the third year after INITIAL AVAILABILITY and each year thereafter, the minimum annual royalty shall be the royalty that would have been due if BD had sold ** units of LICENSED PRODUCT in the United States during that period. If BD sells ** units or more of LICENSED PRODUCT during that period, the ASP used to calculate the minimum annual royalty shall be the ASP for the units of LICENSED PRODUCT actually sold by BD during this period. If BD sells less than ** units of LICENSED PRODUCT during that period, the ASP shall be $** US per unit of LICENSED PRODUCT. For purposes of clarity, in the instance that BD sells no units of LICENSED PRODUCT during this period, the minimum annual royalty shall be $**.

         3.5B.  **

         3.6 BD shall keep accurate books and records of sales of LICENSED PRODUCT and of all payments due SHPI hereunder for one year after the Term of the Agreement. BD shall contractually obligate all BD sublicensees to keep accurate books and records of Net Sales of LICENSED PRODUCT and of all data necessary for the computation of royalties hereunder for the relevant sale period.

         3.7 SHPI shall have the right to nominate an independent accountant acceptable to and approved by BD who shall have access to BD and/or its Sublicensees records during reasonable business hours, upon executing an appropriate confidentiality agreement, for the purpose of verifying the royalty payable as provided for in this Agreement for the two (2) preceding years, but this right may not be exercised more than once in any year, and the accountant shall disclose to SHPI only information relating solely to the accuracy of the royalty report and the royalty payments made in accordance with this Agreement. BD shall impose similar contractual obligations on its sublicensees to allow an independent public accountant to inspect the sublicensee's books and records to verify payments under such sublicense.

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         3.8 Royalties and other payments under this Agreement shall be made in
United States dollars. To the extent sales requiring a royalty may be made by BD in a country other than the United States, such royalties shall be made by BD in United States dollars on the basis of conversion, from the currency of such other country, at the rate of exchange recited in the report entitled "Rates of Exchange" issued monthly by BD's International Finance Department which provides spot exchange rates for each other country where sales were made, on the last business day of the calendar quarter when the sales occurred, and shall be paid at the time and in the manner set forth herein, provided however, that royalties/payments based on any sales under this Agreement shall be payable to SHPI only after deducting for exchange and all other charges due governments, including withholding taxes, arising from the origin and transmittal of such royalties, and further provided that the foregoing is subject to the right to make payment in any country where currency is blocked and where legal conversion of the currency billed cannot be made into United States Dollars by depositing such payments in SHPI's name in a bank designated by SHPI within such country. BD shall pay all withheld amounts to the appropriate tax or governmental authorities as required by law and furnish SHPI with official tax receipts or other appropriate evidence issued by the appropriate authorities to assist SHPI in supporting a claim for income tax credit in respect of any sums so withheld.

         3.9 The payment by BD of the monies due under this Section 3 is considered complete satisfaction of any duty imposed upon BD to commercially exploit LICENSED PRODUCTS and is accepted by SHPI in lieu of best or reasonable efforts obligation on the part of BD. Nothing in this Agreement shall impose upon BD an obligation to use its best or reasonable efforts to create, continue or maximize sales of LICENSED PRODUCTS or prevent BD from making, using, offering to sell, selling, or importing or causing to be made, used, offered for sale, sold or imported from, to or in any place in the world, products competitive in nature to LICENSED PRODUCTS. Nothing herein shall in any way limit BD's free and exclusive right to determine in its sole discretion the timing or manner of marketing, manufacturing or advertising LICENSED PRODUCTS, so long as such marketing, manufacturing or advertising is in compliance with local laws and regulations. Notwithstanding the foregoing, the parties recognize SHPI's right to terminate this License Agreement as set forth in Section 5.5


         3.10 ** For the sake of clarity, it is agreed that transfer of a LICENSED PRODUCT from or to Becton Dickinson & Company to or from a BD AFFILIATE shall not be deemed as sale of LICENSED PRODUCT and shall not be deemed a royalty-generating event.

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                          IV. RESEARCH AND DEVELOPMENT

         4.1 BD shall reimburse SHPI for all pre-approved "out-of-pocket" expenses accrued after the EFFECTIVE DATE, including travel and related expenses for manufacturing and development activities at BD's request or approved by BD, for SHPI's performance of its responsibilities under this Agreement (**). Weekly team meetings will be the mechanism for approving out-of-pocket expenses.

         4.2 SHPI and BD shall cooperate to prepare and file an application for 510(k) device approval for the LICENSED PRODUCT that is acceptable to both PARTIES. BD shall elect which LICENSED PRODUCT shall by submitted for 510(k) approval. SHPI shall be responsible for design verification, design validation, the Design Control and Design History File, and the successful 510(k) regulatory submission(s) relative to the elected spinal and epidural LICENSED PRODUCT. SHPI shall provide BD with complete and accurate copies of any communication to and from the Food and Drug Administration with respect to any LICENSED PRODUCT, and all relevant design data and information. BD, at its expense, shall assist and cooperate with SHPI through the design verification, design validation, and regulatory submission and activities. BD shall participate in weekly design meetings, conference calls, and formal design review meetings.

         4.3 BD shall be free to file additional requests for 510(k) approval for LICENSED PRODUCTS, using any materials, data and information developed in connection with the request described in Section 4.2. Any efforts by SHPI in preparing such a request shall be at BD's expense, at rates to be mutually agreed upon by BD and SHPI.

         4.4 SHPI shall be responsible for the development of machined prototype components and stamped components. SHPI shall also be responsible for coordination of production stamping tool and of prototype mold parts.

         4.5 SHPI shall be responsible for coordination of the development of proof-in-principle needle assembly machine and development of a prototype process for assembly of molded parts over the metal component.

         4.6 BD shall be responsible for manufacturing, final product assembly, promotional materials, packaging, distribution and sale of LICENSED PRODUCT. SHPI shall assist BD on a reasonable basis concerning the final assembly machine for LICENSED PRODUCT.

         4.7 SHPI shall own inventions, whether patentable or not, first conceived solely by employees of SHPI. BD shall own inventions, whether patentable or not, first conceived solely by employees of BD. SHPI and BD shall jointly own title to any and all intellectual property first conceived jointly or discovered jointly by SHPI's employees or personnel and BD's employees or

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personnel, including but not limited to inventions, processes, manufacturing techniques, know how, and information, whether patentable or not, arising in connection with the performance of services under this Agreement. Subject to any intellectual property rights pre-existing to or independent of such jointly conceived inventions, each party grants to the other a royalty-free, non-exclusive worldwide license, with the right to sublicense, on all rights to jointly conceived inventions.

                           V. EFFECTIVE DATE AND TERM

         5.1 This Agreement shall commence on the EFFECTIVE DATE and shall continue thereafter until the expiration of the longest-lived patent of the PATENTS, unless sooner terminated in accordance with the provisions of Sections 3.3, 5.2, 5.3, 5.4 or 5.5.

         5.2 BD shall have the right to terminate this Agreement upon ** written notice to SHPI. Any termination under this Section may not take effect before the ** anniversary of INITIAL AVAILABILITY. Upon termination under this Section, BD shall be responsible for any minimum royalties due under Section 3.5 for the period before termination but after the immediately previous anniversary of the INITIAL AVAILABILTIY on a pro rata basis. Upon termination under this Section 5.2, all rights to the PATENTS, the TECHNOLOGY and to the 510(k)'s prepared and submitted by SHPI for devices including the TECHNOLOGY revert to SHPI. Such reversion of rights to 510(k)'s for devices including the TECHNOLOGY shall not transfer, or deem to transfer, to SHPI and shall not be deemed to transfer any rights to any other intellectual property owned by BD related to the subject device.

         5.3 Except as otherwise provided in this Agreement, in the event of a material breach or default by either of the PARTIES hereto of any term or provision of this Agreement on their respective parts to be observed or performed, the PARTY not in breach or default shall have the right to give the other PARTY notice thereof, whereupon the PARTY receiving such notice shall have forty-five (45) days to cure or cause the cure of such breach or default, or if the same cannot reasonably be cured within such forty-five (45) days, the PARTY receiving such notice shall, within said period, commence or cause the commencement of such cure and thereafter continue to diligently prosecute or cause the prosecution of cure of the same. If such breach or default is cured, this Agreement shall remain in full force and effect. If such breach or default is not cured, this Agreement may be terminated, subject to Articles XII and XIII, by the non-defaulting PARTY. The right of either PARTY to terminate this Agreement shall not be affected in any way by its waiver, or failure to take action with respect to any previous default. Upon termination under this Section

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         5.3, all rights to the TECHNOLOGY and to the 510(k)'s prepared and submitted by SHPI for devices including the TECHNOLOGY revert to SHPI. Such reversion of rights to 510(k)'s for devices including the TECHNOLOGY shall not transfer, or deem to transfer, to SHPI and shall not be deemed to transfer any rights to any other intellectual property owned by BD related to the subject device.

         5.4 In the event that LICENSEE is dissolved, whether voluntarily or compulsorily (except in the case of a dissolution for the purposes of recapitalization and/or non-bankruptcy reorganizations where the resulting entity agrees to be bound by the terms of this Agreement), or has appointed a receiver or trustee of its assets or a substantial part thereof, or enters into a composition with creditors, this Agreement shall thereupon terminate and all rights granted to Licensee hereunder shall immediately revert to and vest in SHPI; provided, however, in the case of an involuntary appointment of receivers or trustees, such appointment shall not result in termination of the license if the LICENSEE endeavors to set aside the appointment of the receiver or trustee and is successful in setting aside the receiver or trustee within ninety (90) days of appointment.

         5.5 In the event that BD has not commercially exploited the LICENSED PRODUCT or the rights granted hereunder within three (3) years of INITIAL AVAILABILITY, LICENSOR shall have the right to terminate this Agreement upon sixty (60) days written notice to BD. If this right is not exercised by LICENSOR, the right shall expire upon the commercial exploitation of LICENSED PRODUCT by BD or the rights granted hereunder by SUBLICENSEES of BD. Upon termination under this Section 5.5, all rights to the TECHNOLOGY and to the 510(k)'s prepared and submitted by SHPI for devices including the TECHNOLOGY revert to SHPI. Such reversion of rights to 510(k)'s for devices including the TECHNOLOGY shall not transfer, or deem to transfer, to SHPI and shall not be deemed to transfer any rights to any other intellectual property owned by BD related to the subject device.

                                VI. INFRINGEMENT

         6.1 In the event that either PARTY becomes aware of an infringement of the PATENTS by a third party, it promptly shall notify the other PARTY in writing to that effect. If the infringement is in the SPINAL/EPIDURAL FIELD, BD shall be permitted, but not required, to bring suit and to control the conduct thereof against the alleged infringer of any claims of any PATENTS, **. At BD's request, SHPI will reasonably cooperate with BD in any suit for infringement of the PATENT brought by BD, including being joined as a party plaintiff to such suit, against a third party. **. In the event BD exercises the privileges herein conferred, **. Notwithstanding the foregoing, **.

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         6.2 If, after the expiration of ninety (90) days from the date of such notice, BD has not brought suit against the third party infringer, then SHPI shall have the right after such ninety (90) day notice period, but not the obligation, to bring suit against such infringer and, if a court of competent jurisdiction determines it is necessary, to join BD as a party, **. At SHPI's request, BD will reasonably cooperate with SHPI in any suit for infringement of the PATENT brought by SHPI, including being joined as a party plaintiff to such suit, against a third party. **. Notwithstanding the foregoing, **.

         6.3 In the event that any third party brings proceedings challenging the validity of the PATENTS other than in the context of an infringement suit, the PARTIES shall notify each other in writing to that effect. During the ninety
(90) day period after such notice, SHPI will have the right, but not the obligation, to contest such proceedings. SHPI shall bear the expenses of any such proceeding. SHPI shall have the final decision on all matters relating to such proceeding and any settlement discussions. At SHPI's request, BD will reasonably cooperate with SHPI in any suit for infringement of the PATENT brought by SHPI, including being joined as a party plaintiff to such suit, against a third party. **.

         6.4 If, after the expiration of the ninety (90) days from the date of such notice, SHPI has not engaged in the proceeding, then LICENSEE shall have the right after such ninety (90) day notice period, but not the obligation, to contest such proceedings and join SHPI as a party provided that LICENSEE shall bear all expenses of such proceeding. SHPI will reasonably attempt to cooperate with LICENSEE in any such proceedings challenging the validity of the PATENTS and shall have the right to consult with LICENSEE and to participate in and be represented by independent counsel in such litigation at its own expense. **. Where it is necessary for LICENSEE to have standing to contest the proceedings, SHPI shall assign limited concurrent rights to the licensed PATENTS for the terms of the proceedings. Notwithstanding the foregoing, **.

         6.5 Nothing contained in this ARTICLE VI shall be construed to in any way limit or interfere with SHPI's right to bring suit and control the conduct thereof for any and all claims relating to LICENSED PATENTS outside of the SPINAL/EPIDURAL FIELD.

                       VII. PATENT PROSECUTION AND MARKING

         7.1 SHPI shall use reasonable commercial efforts to file and prosecute patent applications, and shall maintain all patents, licensed under LICENSED PATENTS.

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         7.2 SHPI shall advise BD promptly of any patents issuing that are
LICENSED PATENTS. BD shall use reasonable commercial efforts to mark all LICENSED PRODUCTS with the appropriate patent marking in compliance with all US and foreign jurisdiction laws in respect of patent marking, if any, but the selection, location and particulars of such marking shall be at BD's discretion.

                             VIII. PRODUCT LIABILITY

         LICENSEE shall be responsible for its acts and omissions with respect to the manufacture, packaging and sale of the LICENSED PRODUCT. **.

                                IX. FORCE MAJEURE

         The obligations of either PARTY to perform under this Agreement shall be excused if such failure to perform or any delay is caused, in whole or in part, by reason beyond the reasonable control of such PARTY, including without limitation, acts of God, embargo, law or governmental regulation, compliance with any government request or directive, war, terrorist acts, riot, insurrection, destruction of production facilities or materials by fire, earthquake or storm, labor disturbance, epidemic, failure of public utilities or common carriers or any other cause whether similar or dissimilar to those enumerated which is reasonably beyond the control of the PARTY obligated to perform ("Force Majeure"). Such delay shall be excused during the continuance of and to the extent of such Force Majeure, without liability for any failure to perform this AGREEMENT. The PARTY claiming Force Majeure shall promptly notify the other PARTY of the termination of such event. Upon the occurrence of such an event, the duties and obligations of the PARTIES shall be suspended for the duration of the event preventing proper performance under this Agreement. The affected PARTY shall resume the performance of its obligations as soon as practicable after the Force Majeure event ceases. In the event that LICENSEE is unable to manufacture or have manufactured any LICENSED PRODUCT for a period of more than ninety (90) days as a result of an event of Force Majeure and as a consequence does not, during any AGREEMENT YEAR, manufacture or have manufactured sufficient units of the LICENSED PRODUCT to meet the minimum NET UNITS for such AGREEMENT YEAR, as set forth in section 3.5, its obligation under
Section 3.5 to pay ROYALTIES on such minimum NET UNITS will be excused for the AGREEMENT YEAR during which the Force Majeure event prevented its fulfillment of such obligation, and that obligation and all succeeding obligations of the same sort, if any, shall be deferred to the next succeeding AGREEMENT YEAR of each.

-----------------
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                  X. INDEMNIFICATION, INSURANCE AND DISCLAIMER,
                         REPRESENTATIONS AND WARRANTEES

         10.1 LICENSEE agrees that it shall be solely responsible for all the expenses connected with its business related to the manufacture and sale of LICENSED PRODUCT, and for taxes and levies of any and all kinds in connection with that business and the income therefrom and SHPI shall not be liable for any such expenses, taxes or levies, or disbursements otherwise paid and incurred, except as provided in Section 3.8.

         10.2 SHPI hereby represents and warrants to LICENSEE as follows:

                  (a)Neither the execution nor delivery of this Agreement nor the consummation of the transactions provided for herein, violates any agreement, lien, instrument, decree, order or judgment to which the PATENTS, the TECHNOLOGY or SHPI or any of its officers, directors, shareholders or partners is a party or by which it or they are bound. SHPI has the authority to grant to LICENSEE the licenses of the PATENTS, the TECHNOLOGY and the INVENTION that are licensed and transferred pursuant to this Agreement. Should SHPI acquire, after the EFFECTIVE DATE, any patent infringed by a LICENSED PRODUCT, such patents shall be deemed PATENTS to the extent necessary or useful to make, have made, use, sell, offer to sell or import LICENSED PRODUCTS.

                  (b) There are no licenses or other similar agreements entered into by SHPI pertaining to or affecting any of the PATENTS, the INVENTION or the TECHNOLOGY, relating to safety device components for the needle safety feature for medical needles in the SPINAL/EPIDURAL FIELD and RADIOLOGY/BIOPSY FIELD, which would otherwise diminish the licenses granted to LICENSEE under this Agreement.

                  (c) There are no patents owned or controlled by SHPI, other than the PATENTS licensed to BD according to the terms of this Agreement, having claims that would cover BD's making, having made, using, selling, offering for sale or importing LICENSED PRODUCT.

                  (d) There are no suits pending that challenge the validity of any of the patents within PATENTS. (e) There are no third party obligations, which would adversely affect SHPI's performance under this Agreement.

         10.3 The Parties hereby agree to indemnify and hold each other harmless from and against all liabilities, claims, losses, damages, costs and expenses (including attorneys' fees) resulting from or arising in connection with the breach by SHPI or BD of any of the warranties set forth in this Article X. Notwithstanding the foregoing, neither party shall be liable hereunder for special, indirect, consequential or incidental damages, including, but not limited to, loss of actual or anticipated profits or revenues, loss by reason of shutdown, loss of use, loss of accruing interest, nonoperation or increased expense of manufacturing or operation, delay, or any damages arising in connection with the reconstruction of or loss of other property or equipment or any loss of reputation or public image.

         Upon receiving notice of any claim for liability under this Article, the indemnified party shall promptly notify the indemnifying party in writing; provided, however, that failure to give notice shall not limit or otherwise reduce the indemnity provided for in this Agreement. The indemnifying party may, in its sole discretion, assume and conduct the legal defense of the indemnified party in any suit that could result in claims under this Article. Unless made with the express written consent of the indemnifying party, no sums paid by the indemnified party in settlement of any claim shall be recoverable under this Article.

         10.4 With respect to SHPI, nothing in this Agreement shall be construed as:

                  (a) A warranty or representation that any patent applications filed or that may be filed disclosing and claiming any aspect of the PATENTS will mature into issued patents; or

                  (b) Granting by implication, estoppel, or otherwise any licenses or rights other than those expressly granted in this Agreement.

         10.5 Each of the PARTIES represents and warrants that it has not accepted and will not accept any commitments or restrictions which will materially affect the value of the rights granted in this Agreement to the other PARTY.

         10.6 If BD is sued by a third party charging infringement of a patent resulting from the manufacture, sale, offer to sell or use of a LICENSED PRODUCT, BD shall promptly notify SHPI. BD shall have the right to defend against such charge of infringement, and during the period in which such litigation is pending, **.

         10.7 **

         10.8 LICENSOR MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LICENSED INTELLECTUAL PROPERTY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. THE LICENSED INTELLECTUAL PROPERTY IS MADE AVAILABLE TO LICENSEE STRICTLY ON AN "AS IS" BASIS. LICENSOR DOES NOT WARRANT THAT THE LICENSED INTELLECTUAL PROPERTY IS ERROR FREE OR THAT IT WILL MEET LICENSEE'S REQUIREMENTS. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND EXCLUDED.

-----------------
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

         10.9 LICENSEE will in all material respects comply with all applicable local, foreign and international law during the term of this Agreement. LICENSEE further agrees to register this Agreement as, where, and when required by law, rule, or regulation of any government or governmental entity, and to pay when due all costs and fees connected therewith, and to otherwise fully comply with all applicable laws, rules, and regulations of any government or governmental authority.

         10.10 If BD is sued by a third party as a result of SHPI's selling or licensing any product under the rights reserved to itself, SHPI shall hold BD free, clear, and harmless from any and all costs and expenses of such litigation, including attorneys' fees.

         10.11 LICENSEE hereby covenants that it will not, directly or indirectly, export, license, distribute, sell, transfer or dispose of any products sold as a result of this Agreement to or within any country in contravention of any applicable laws, including but not limited to export control laws. LICENSEE shall require that its distributors covenant to comply with the prohibitions and restrictions set forth in the prior sentence. If LICENSEE shall become aware that one of its distributors has exported or distributed LICENSED PRODUCT in contravention of any applicable law, LICENSEE shall immediately notify SHPI thereof. LICENSEE shall then immediately (i) cease making LICENSED PRODUCT available to such distributor, and (ii) use its best efforts to prevent any further contravention of law by such distributor.

                          XI. CONFIDENTIAL INFORMATION

         11.1 The term "Confidential Information" shall mean the terms and conditions of this Agreement and all financial, technical and other information, including all copies thereof (including, without limitation, all agreements, discoveries, ideas, designs, specifications, drawings, techniques, models, data, programs, documentation, processes, know-how, customer lists, marketing plans, books, logs, charts, records, studies, reports, etc.) which may be furnished or disclosed to recipient by, or acquired by recipient directly or indirectly from, the disclosing PARTY or its Affiliates, including as a result of an inspection of any facility of the disclosing PARTY or its Affiliates, or disclosing PARTY's licensors, licensees or customers. To be considered Confidential Information, any written information must be marked "confidential" and any information disclosed in any form other than a writing must be reduced to writing with thirty (30) days of the initial disclosure of such information, marked "confidential," and provided to the recipient. For purposes of this Agreement, Confidential Information shall not include, and the obligations herein shall not apply to, information that: (a) was legally in the public domain prior to the time of disclosure to the recipient, (b) is now or subsequently becomes generally available to the public through no fault of recipient; (c) recipient can demonstrate was rightfully in its possession prior to disclosure to recipient by the disclosing PARTY; (d) is independently developed by recipient without the use of any Confidential Information provided by the disclosing PARTY; (e) recipient rightfully obtains from a third party who has the right, without obligation to the disclosing PARTY, to transfer or disclose such information; or (f) is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by the receiving PARTY provided, that in all cases the PARTY receiving the Confidential Information shall, to the extent permitted, give the other PARTY prompt notice of the pending disclosure and shall cooperate in such other PARTY's attempts, at such other PARTY's sole expense, to seek an order maintaining the confidentiality of the Confidential Information.

         11.2 Each PARTY agrees not to use any Confidential Information disclosed by the other PARTY for any purpose except as outlined in this Agreement. Each PARTY agrees not to disclose any Confidential Information received from the other PARTY to third parties or to employees of the recipient, except to those employees who are required to have the Confidential Information in connection with the performance of such PARTY hereunder.

         11.3 Each PARTY agrees to take all reasonable measures to protect the secrecy of and prevent the disclosure and unauthorized use of the other PARTY's Confidential Information. Without limiting the foregoing, the recipient shall take at least those measures that the recipient takes to protect its own Confidential Information of a like nature. A recipient shall immediately notify the disclosing PARTY in the event that it becomes aware of any unauthorized use or disclosure of the disclosing PARTY's Confidential Information.

         11.4 All Confidential Information is provided "as is". Neither PARTY makes any warranties, express, implied or otherwise, regarding its accuracy, completeness or performance.

         11.5 All documents and other tangible objects containing or representing Confidential Information of a disclosing PARTY and all copies thereof which are in the possession of a recipient shall be and remain the property of the disclosing PARTY and shall be promptly returned to the disclosing PARTY upon the disclosing PARTY's request, unless the retention of such Confidential Information is required in connection with any performance or usage under this Agreement and subject to retention of one (1) complete record copy thereof to monitor compliance with this Agreement.

         11.6 Each PARTY hereby acknowledges that each PARTY's Confidential Information is and shall continue to be the exclusive property of such PARTY, whether or not disclosed or entrusted to the other PARTY pursuant to this Agreement.

         11.7 The confidentiality requirements under this Article XI shall survive until such time as all Confidential Information disclosed hereunder becomes publicly known and made generally available through no action or inaction of recipient, not to exceed a maximum of three (3) years from the termination of this Agreement.

         11.8 Effective from the date of commencement of discussions concerning this License Agreement, any person who makes or provides an oral or written statement to any Party (or any person for whose benefit a statement is made or provided to a Party), as to the potential tax consequences that may result from this License Agreement, shall provide express written authorization to that Party in substantially the following form:

         [Name of Party] (and each employee, representative, or other agent of [name of Party]) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this License Agreement and all materials of any kind, including opinions or other tax analyses that are provided to [name of Party] relating to such tax treatment and tax structure. However, the foregoing does not constitute an authorization to disclose the identity of any existing or future Party to this License Agreement or their affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information.

Such written authorization shall be provided no later than 30 days from the day the person providing such written authorization first makes or provides a statement to a Party regarding the tax consequences of the transaction.

                  XII. RIGHTS AND OBLIGATIONS UPON TERMINATION

         Any termination of this Agreement shall be without prejudice to the rights of either PARTY against the other which may have accrued up to the date of such termination and shall be without prejudice to the right of LICENSEE (i) to dispose of any inventory of the LICENSED PRODUCT manufactured up to the date of such termination, and (ii) for a period of up to six (6) months following termination, to complete binding contracts then in existence subject to the payments thereon as agreed to herein.

                                XIII. ASSIGNMENT

         This Agreement shall not be assignable by either PARTY without the prior written consent of the other PARTY, except to the successor or assignee of all or substantially all of its business. It is expressly understood and agreed, however, that the assignor of any rights hereunder shall remain bound by the obligations thereof.

                               XIV. MISCELLANEOUS

         14.1 Nothing contained herein shall constitute the PARTIES as partners or joint venturers and neither PARTY shall be the agent of or have the power to incur any obligations on behalf of or to pledge the credit of the other PARTY in any manner whatsoever.

         14.2 The failure or delay by either PARTY hereto in the enforcement of any rights under this Agreement shall not be deemed a waiver or modification thereof and either PARTY may within the time provided by applicable law commence appropriate legal proceedings to enforce any or all of such rights.

         14.3 Notices given pursuant to this Agreement shall be sent to the addresses set forth in the opening paragraph of this Agreement, or at such other address as a PARTY may specify in accordance herewith, and shall be deemed to have been received according to the following provisions:

                  (a) In the case of the personal delivery of the notice, the notice shall be deemed to have been received on the actual day of delivery or on the next following working day if delivered after 5:00 p.m. on any working day.

                  (b) If notice is sent by certified mail to the address of the PARTY referred to herein or such other address as may be provided in writing by a PARTY from times to time, such notice to be deemed to have been received not later than on the fifth (5th) day after posting or earlier, if receipt is confirmed in writing.

                  (c) If notice is sent by cable, telegram, e-mail, overnight courier, or facsimile transmission, the notice shall be deemed to have been received on the working day next following the day of sending (provided proof can be shown that the notice was received by the intended recipient).

         Notices sent to SHPI shall be addressed to:

                  President
                  Specialized Health Products, Inc.
                  585 West 500 South
                  Bountiful, Utah 84010
                  Fax: (801) 298-1759

         Notices sent to LICENSEE shall be sent to:

                  Vice President
                  Infusion Therapy Systems and Technique Products
                  Becton, Dickinson and Company
                  9450 South State Street Sandy, Utah 84070
                  Fax: (801) 565-2555

         with a copy to:

                  Chief Intellectual Property Counsel
                  Becton Dickinson and Company
                  1 Becton Drive
                  Franklin Lakes, New Jersey 07417
                  Fax: (201) 848-9228

         14.4 This Agreement sets forth the entire agreement and understanding between the PARTIES relating to the subject matter of this Agreement and merges all prior negotiations between the PARTIES. Neither of the PARTIES shall be bound by any conditions, undertakings, warranties or representations with respect to the subject matter of this Agreement other than as expressly provided in this Agreement, or if subsequent to the date hereof, as may be made in writing and signed by the PARTIES to be bound thereby.

         14.5 No pubic announcement or other disclosure to any third party concerning the terms or existence of this Agreement or of the relationship created thereby shall be made, either directly or indirectly, by either PARTY except as may be legally required, without first obtaining the approval of the other PARTY and agreement upon the nature and text of such announcement or disclosure, which approval shall not be unreasonably withheld. The PARTY desiring to make such public announcement or other disclosure shall inform the other PARTY of the proposed announcement or disclosure in reasonably sufficient time prior to public release and shall provide the other PARTY with a written copy thereof, in order to allow such other PARTY to comment upon and revise such announcement or disclosure. If legally required to disclose any information regarding this Agreement, the PARTY so required will consult with the other PARTY regarding such disclosure and shall make such reasonable changes as may be requested by such other PARTY in the text of such disclosure, to the extent compatible with the legal requirements of such disclosure.

         14.6 If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

         14.7 No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of the Parties. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

         14.8 Should a dispute arise under this Agreement, the PARTIES shall consider resolution of the dispute and, their sole discretions, may elect to resolve such dispute in accordance with the dispute resolution process set forth in Exhibit 14.8 hereof. The dispute resolution process of Exhibit 14.8 shall only proceed upon the mutual consent of the PARTIES. This shall not be construed as requiring that the PARTIES agree to resolve any such dispute in accordance with Exhibit 14.8.

         14.9 The headings used in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         14.10 This Agreement shall be construed in accordance with the laws of the State of Utah, without regard to its conflict of laws provisions.

         IN WITNESS WHEREOF, the PARTIES hereto have caused this Agreement to be executed as of the date first above written.

BECTON, DICKINSON AND COMPANY                  SPECIALIZED HEALTH PRODUCTS, INC.

By:  /s/ Grank Guido                           By:  /s/ Jeffrey M. Soinski
-----------------------------                  ---------------------------------
Frank Guido                                    Jeffrey M. Soinski, President
President, Medical Surgical

EXHIBIT 1.4

                                  BD Code    Description
                        1            **      **
                        2            **      **
                        3            **      **
                        4            **      **
                        5            **      **
                        6            **      **
                        7            **      **
                        8            **      **
                        9            **      **
                        10           **      **
                        11           **      **
                        12           **      **
                        13           **      **
                        14           **      **
                        15           **      **
                        16           **      **
                        17           **      **
                        18           **      **
                        19           **      **
                        20           **      **
                        21           **      **
                        22           **      **
                        23           **      **
                        24           **      **
                        25           **      **
                        26           **      **
                        27           **      **
--------------------
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT 1.6


                COUNTRY        SERIAL NO.        FILING DATE      SHPI DOCKET
         ------------------ ----------------- ---------------- -----------------
                   **             **                **                **
                   **             **                **                **
                   **             **                **                **
                   **             **                **                **
         ------------------ ----------------- ---------------- -----------------




---------------
The "**" marks the location of information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT 14.8


                         ALTERNATIVE DISPUTE RESOLUTION

         The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement that relate to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (ADR) provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective officers (or their equivalents) within twenty-eight (28) days after such notice is received (all references to "days" in this Exhibit 14.8 are to calendar days).

         If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, either party (the "Notifying Party") may notify the other (the "Receiving Party") in writing that it intends to initiate an ADR proceedings as provided herein to resolve the dispute ("Written Notice"). If the Receiving Party agrees to ADR proceedings, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

         1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR, including the specific provisions of the Agreement in issue. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

         2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (CPR), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

                  (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

                  (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

                  (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

                  (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, excluding any candidate deemed by a party to have conflicts. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

         3.       No earlier than twenty-eight (28) days or later than fifty-six
                  (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

         4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

                  (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

                  (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

                  (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one
                           (1) page per issue; and

                  (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

         Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

         5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

                  (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

                  (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

                  (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

                  (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

                  (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

         6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

         7.       The neutral shall rule on each disputed issue within fourteen
                  (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

         8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

                  (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

                  (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

         9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable (except in the case of fraud or bad faith on the part of the neutral), and may be entered as a final judgment in any court having jurisdiction.

         10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information (except for information contained in exhibits or testimony that is already public or later becomes public through no fault of the parties or that is lawfully disclosed to a party through an independent third party). The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.